FIRST AMENDMENT

                                     TO THE

                              EMPLOYMENT AGREEMENT


         WHEREAS, GBI CAPITAL PARTNERS, INC. (formerly known as GAINES, BERLAND INC.) (the "Company"), a New York corporation, has entered into an employment agreement (the "Agreement") with RICHARD J. ROSENSTOCK (the "Executive"), dated August 24, 1999;

         WHEREAS, the Company is a wholly-owned subsidiary of GBI Capital Management Corp. (the "Parent"), a Florida corporation;

         WHEREAS, NEW VALLEY CORPORATION ("New Valley"), a Delaware corporation, and Parent have entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") dated as of February 8, 2001 by which New Valley will acquire beneficial ownership of in excess of 50% of the stock of the Parent (such corporate transaction, the "Acquisition");

         WHEREAS, the Company and the Executive desire to amend the Agreement in order to facilitate the Acquisition;

         WHEREAS, Section 13 of the Agreement provides that no modification of or addition to the Agreement or waiver or cancellation of any provision therein shall be valid except by a signed writing;

         NOW THEREFORE, in consideration of the promises and mutual representations, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

         1. The Executive's title with the Parent, as set forth in Section 2 of the Agreement, is hereby amended to be Vice Chairman and Chief Operating Officer. The Executive's annual salary, as set forth in Section 3(A) of the Agreement, is hereby amended to Five Hundred Thousand Dollars ($500,000). The Executive shall also be entitled to a guaranteed minimum annual bonus of Two Hundred and Fifty Thousand Dollars ($250,000), payable on the same basis as Executive's salary under Section 3(A) hereof and prorated for the period commencing with the closing of the Stock Purchase Agreement through September 30, 2001 (the "Guaranteed Bonus").


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         2.       The Executive's participation in the Annual Incentive Bonus
                  Plan (the "Bonus Plan") may be limited by the Compensation Committee so that the Executive may not receive in excess of 22 1/2% of the bonus pool ("Pool") per fiscal year under the Bonus Plan; provided, however, that the Compensation Committee may determine that the Guaranteed Bonus shall be credited against any amounts due to the Executive under the Bonus Plan for such fiscal year. The Executive shall not be entitled to participate in the Special Performance Incentive Plan (the "Incentive Plan") effective with the end of the commission month in which the closing of the Stock Purchase Agreement occurs. The Executive hereby agrees that the imposition of such limits under the Bonus Plan and the termination of participation under the Incentive Plan is permitted under the Agreement, and the imposition of such limits and the termination of such participation shall not provide Reason (as defined in the Agreement) under the Agreement.

                  During the term of the Agreement, Reason shall be deemed to exist under the Agreement if any of the following shall occur: any amendment of the Bonus Plan in a manner adverse to the Executive (including any change in the performance criteria or the percentage of Net Income Before Taxes allocated to the
                  Pool) or the failure by the Compensation Committee during any year to award the Executive, upon satisfaction of the performance criteria in the Bonus Plan, 22 1/2% of the Pool.

         3. For the period commencing October 1, 2000 through the end of the commission month in which the closing of the Stock Purchase Agreement occurs, the Executive shall participate in the Bonus Plan and the Incentive Plan on the same basis as he currently participates in such plans on the date hereof.

         4. During the term of the Agreement, (i) the Executive's services shall be rendered primarily from the Company's Bethpage, New York location unless he consents in writing to another location; (ii) the Company shall pay for the existing subscription to O'Neil Services; (iii) the Parent shall use its best effort to cause the Executive to be nominated to continue to serve as a director of the Parent and his failure to be elected shall constitute Reason as defined in Section 7(D) of the Agreement; (iv) the Executive shall be reimbursed consistent with past practices for all out-of-pocket medical expenses; (v) as long as there is no conflict or violation withss.162(m) of the Code, Executive may instruct the Company (and the Company shall follow such instructions) to pay up to $20,000 of his annual compensation to other employees of the Company; and (vi) the Executive's annual vacation period, as set forth in Section 5(B) of the Agreement, is hereby amended so that the Executive shall have five weeks of paid vacation annually.

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         5.       Section 6(B) is hereby amended to read as follows: "The
                  Executive agrees that if the Company has made and is continuing to make all required payments to him upon and after termination of his employment, then for a period commencing on the date of termination of the Executive's employment pursuant to this Agreement and ending on the earlier of twelve (12) months thereafter or August 24, 2004, the Executive shall neither directly and/or indirectly (a) solicit, hire and/or contact any prior (within six (6) months of termination) or then current employee of the Company, Ladenburg Thalmann & Co. Inc. and/or the Parent nor any of their respective direct and/or indirect subsidiaries (collectively, the "Applicable Entities"), nor (b) solicit or transact any business with any prior (within six (6) months of termination) or then current customer and/or client of the Applicable Entities. In addition, the Executive shall not attempt (directly and/or indirectly), to do anything either by himself or through others that he is prohibited from doing pursuant to this
                  Section 6."

         6. Given that the Executive is a significant shareholder in the Parent and the Parent and New Valley have entered into the Stock Purchase Agreement by which New Valley will acquire beneficial ownership of in excess of 50% of the stock of the Parent, and the Stock Purchase Agreement is providing significant benefits to the Executive, the Executive hereby agrees that, from the date of the closing of the Stock Purchase Agreement until the earlier of 12 months following the Executive's termination of employment hereunder or August 24, 2004, without the prior written consent of the Parent, he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, director, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business which is in competition with any business of the Applicable Entities. For purposes of this section, a business shall be deemed to be in competition with any business of the Applicable Entities if it is materially involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by any member of the Applicable Entities as a material part of the business of such member of the Applicable Entities within the same geographic area in which such member of the Applicable Entities effects such purchases, sales or dealings or renders such services; provided, however, that for the period commencing with the termination of Executive's employment, (i) a business shall be deemed to be in competition with any business of the Applicable Entities only if it is materially involved in the retail brokerage business and (ii) the provisions of this Section 5 shall apply to the Executive only if the Company has made and is continuing to make all required payments to him upon and after termination of his employment. Notwithstanding the foregoing, Executive shall be allowed to make passive investments in publicly held competitive businesses as long as his ownership is less than 5% of such business.

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         7.       Section 7(A) is hereby amended to add the following sentence:
                  "In addition, Executive's beneficiary and/or dependents shall be entitled, through August 24, 2006, to continuation, at the Company's expense, of such medical insurance and reimbursement benefits as are being provided to them, consistent with past practices, prior to termination of Executive's employment."

         8.       Section 7(B) is hereby amended to add the following sentence:
                  "In addition, Executive and his dependents, as the case may be, shall be entitled, through August 24, 2006, to continuation, at the Company's expense, of such medical insurance and reimbursement benefits as are being provided to them, consistent with past practices, prior to termination of Executive's employment."

         9. Clauses (iii) and (iv) of Section 7(C)(i) are hereby amended to read as follows: "or (iii) the continued and willful failure by Executive to substantially and materially perform his material duties hereunder after a reasonable notice and an opportunity to cure same."

         10. Section 7(E) is hereby amended to read as follows: "In the event Executive's employment hereunder shall be terminated by the Executive for Reason or by the Company for other than Cause, Death or Disability: (1) the Executive shall receive as severance pay in a lump sum no later than sixty (60) days following such termination, an amount equal to the sum of (i) the salary the Executive would have received for the remaining term of this Agreement had there been no termination, and (ii) the Termination Bonus Amount times the remaining number of years (or portion thereof) of the Agreement had there been no termination of the Executive, and (2) the Executive's (and his dependents') participation in any and all life, disability, medical and dental insurance plans shall be continued, or equivalent benefits provided to him or them by the Company, at no cost to him or them, through August 24, 2004, with medical insurance and reimbursement benefits, consistent with past practices, continuing through August 24, 2006. The Termination Bonus Amount shall equal the greater of the bonus paid or payable to the Executive under the Bonus Plan (i) for the year ended September 30, 2000, (ii) for the year immediately preceding the year in which such termination of the Executive occurs and (iii) for the year in which such termination of the Executive occurs calculated using financial information through the date of such termination annualized for the full year."

         10. Section 7(H) is hereby amended to read as follows: "For purposes hereof, a Change of Control shall be deemed to have occurred if a "Change of Control" as defined in the Senior Convertible Promissory Note attached as Exhibit B to the Stock

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                  Purchase Agreement has occurred." The Executive hereby agrees that the Acquisition and the other transactions contemplated by the Stock Purchase Agreement shall not constitute a Change of Control under the Agreement.

         11. In the event the Executive's employment is terminated due to Disability, by the Executive without Reason or by the Company for Cause, in addition to, and without duplication of, any other payments or other benefits currently provided in the Agreement, the Executive shall be entitled to all salary, Override and bonus payments, if any, earned and/or prorated through the date of termination of his employment. In addition, Executive's beneficiary and/or dependents shall be entitled, through August 24, 2006, to continuation, at the Company's expense, of such medical insurance and reimbursement benefits as are being provided to them, consistent with past practices, prior to termination of Executive's employment.

         12. Any references in the Agreement to benefits to be provided to the Company's executive officers shall also include benefits provided to Ladenburg's executive officers.

         13. To the extent Section 8 of the Agreement is inconsistent with the Indemnification Agreement dated February 7, 2001 between Executive and the Company, the Indemnification Agreement shall prevail.

         14. Section 2 is hereby amended to add the following: "(C) Charitable and Other Activities: The Executive shall be allowed, to the extent such activities do not substantially interfere with the performance of his duties and responsibilities hereunder, (i) to manage his personal, financial and legal affairs, (ii) to be engaged in civic, charitable, religious and educational activities, and (iii) to serve on corporate boards with the prior written approval of the Company's board."

         15. This First Amendment to the Agreement shall become effective only upon the closing of the Stock Purchase Agreement. This First Amendment to the Agreement shall become null and void on the termination of the Stock Purchase Agreement prior to the consummation of the transactions contemplated thereby.

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         IN WITNESS WHEREOF, the parties have duly executed this First Amendment to the Agreement as of February 8, 2001.

         GBI CAPITAL PARTNERS, INC.


          /s/ Joseph Berland                     /s/ Richard J. Rosenstock
         -----------------------------          ---------------------------
           Name: Joseph Berland                  RICHARD J. ROSENSTOCK,
           Title:                                EXECUTIVE